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                                  UNITED STATES
                             AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              October 25, 2005
                                                              ----------------


                            TOWER PROPERTIES COMPANY
                            ------------------------
             (Exact name of Registrant as specified in its charter)

       Missouri                     0-18261                  43-1529759
       --------                     -------                  ----------
(State of Incorporation)    (Commission File Number)      (I.R.S. Employer
                                                       Identification Number)


             911 Main Street, Suite 100, Kansas City, Missouri 64105
             -------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code (816) 421-8255
                                                   --------------


          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act

|X|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act


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ITEM 8.01         OTHER EVENTS

         On October 25, 2005, Tower Properties Company's ("Tower") board of directors approved a reverse 1-for-50 split of Tower's common stock to be followed immediately by a forward 50-for-1 split, subject to shareholder approval at an upcoming special meeting of shareholders. A shareholder otherwise entitled to receive less than one share in the reverse stock split (that is, a shareholder holding less than 50 shares at the effective time of the reverse stock split) would instead receive cash in the amount of $320 per share for each share of Tower common stock held by the shareholder prior to the effective time of the transaction. Shareholders holding 50 or more shares of Tower common stock immediately before the transaction would continue to hold the same number of shares after completion of the transaction and would not receive any cash payment. Tower estimates that approximately $1.9 million will be used for payment to shareholders holding fewer than 50 shares of Tower common stock in the reverse stock split.

         The transaction is subject to the approval of Tower's shareholders and certain other conditions. If the transaction is approved by shareholders and implemented, Tower expects to have fewer than 300 shareholders of record, which would enable Tower to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934 and become a non-reporting company. Tower would thereafter no longer be required to file periodic reports and other information with the Securities and Exchange Commission ("SEC"). Upon careful consideration of the costs and benefits associated with SEC reporting, the board believes it advisable and in the best interests of Tower and its shareholders to change its status to a non-reporting company in order to save the significant costs and expenses associated with being a public company.

         A special committee was appointed by the board to represent the interests of shareholders who are not affiliated with Tower's directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock ("unaffiliated shareholders"), which committee was authorized to negotiate with Tower the price, terms and conditions of any transaction deemed advisable by the committee, in order to ensure that the transaction would be procedurally and substantively fair to the unaffiliated shareholders. The special committee retained independent legal and financial advisors. The special committee set the purchase price of $320 per share, negotiated for the split level and approved the 1-for-50 split level. The special committee also negotiated for and received (i) a statement of Tower's intention to continue to make available current information concerning Tower after ceasing to be a reporting company, in order for Tower's common stock to be considered for Pink Sheets quotations, (ii) Tower's commitment to treat beneficial owners of less than 50 shares held in street name who wish to participate in the reverse stock split in the same manner as record owners and
(iii) Tower's commitment to make full disclosure in its proxy statement for the special meeting of shareholders concerning the ability of shareholders to rearrange their holdings in order to participate or not participate in the reverse stock split. The special committee received the opinion of its independent financial advisor that the $320 per share to be received by shareholders holding fewer than 50 shares is fair to the unaffiliated shareholders from a financial point of view. The special committee determined that the proposed transaction is procedurally


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and substantively fair to unaffiliated shareholders and recommended that the board approve the transaction.

         TOWER INTENDS TO FILE A PROXY STATEMENT CONCERNING THE PROPOSED TRANSACTION WITH THE SEC. ALL SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND THE PROPOSED TRANSACTION. SHAREHOLDERS MAY OBTAIN THE DOCUMENTS FILED WITH THE SEC FREE OF CHARGE AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY TOWER FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM TOWER AT 911 MAIN STREET, SUITE 100, KANSAS CITY, MISSOURI 64105, ATTENTION: INVESTOR RELATIONS. TOWER WILL ALSO MAIL A COPY OF THE DEFINITIVE PROXY STATEMENT PRIOR TO THE SPECIAL MEETING TO ITS SHAREHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING.

         TOWER AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM TOWER'S SHAREHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND EXECUTIVE OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN TOWER IS CONTAINED IN TOWER'S PROXY STATEMENT FILED WITH THE SEC ON MARCH 30, 2005. SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS IN THIS TRANSACTION BY READING THE PROXY STATEMENT WITH RESPECT TO THIS TRANSACTION WHEN IT BECOMES AVAILABLE.



                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned, hereunto duly authorized.



                                   TOWER PROPERTIES COMPANY


Dated: October 26, 2005
                                   By: /s/ Thomas R. Willard
                                      ------------------------
                                       Thomas R. Willard
                                       President and
                                       Chief Executive Officer


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